AMENDMENT NO. 1
                                       TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT


         This Amendment No. 1 to Amended and Restated Rights Agreement is entered into as of January 21, 2000, between Deluxe Corporation, a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association, a national banking association (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement dated as of January 31, 1997 (the "Rights Agreement");

         WHEREAS, there is no Acquiring Person as defined in the Rights
Agreement.

         WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement pursuant to Section 27 of the Rights Agreement is necessary and desirable, and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

         (a) Section 1(a) of the Rights Agreement is amended to delete clauses
(f) and (i).

         (b) Section 1(p) of the Rights Agreement is amended to read as follows:

                  (p) "Permitted Offer" shall mean an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock determined by the Board of Directors in good faith prior to the occurrence of an Acquisition Event after receiving advice from one or more investment or financial advisers and such other advisers as the Board of Directors deems necessary or desirable to be (x) fair to the Company's shareholders and (y), to the extent deemed appropriate, otherwise in the best interests of the Company, its shareholders, employees, customers, suppliers and creditors, and the communities in which the Company does business.

         (c) Section 7(e) of the Rights Agreement is amended to read as follows:

                  (e) Notwithstanding anything in this Agreement to the contrary, from and after the occurrence of an Acquisition Event, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person or



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         an Associate or Affiliate of an Acquiring Person who becomes a transferee after such Acquiring Person becomes such, and (iii) a transferee of an Acquiring Person or an Associate or Affiliate of an Acquiring Person who becomes a transferee prior to or concurrently with such Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from such Acquiring Person or Associate or Affiliate to or on behalf of holders of equity interests in such Acquiring Person or Associate or Affiliate or to any Person with whom such Acquiring Person or Associate or Affiliate has any continuing oral or written plan, agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors concludes in good faith is a part of an oral or written plan, agreement, arrangement or understanding which has as a primary purpose or effect avoidance of this Section 7(e), shall become null and void without any further action, and any holder of such Rights shall have no rights whatsoever with respect to such Rights under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) are complied with, but shall have no liability to any holder of Rights or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates or Associates or the transferees thereof hereunder.

         (d) Section 11(a)(iii) of the Rights Agreement is amended to read as follows:

                  (iii) In the event that there shall not be sufficient authorized but unissued shares of Common Stock of the Company to permit the exercise in full of the Rights, the Company shall use its best efforts to have the shareholders of the Company take all such action as may be necessary to authorize additional shares of Common Stock of the Company for issuance upon exercise of the Rights. If the Board of Directors determines in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, the Company may suspend the exercisability of the Rights to the extent necessary (but not more than 90 days) for the Company to seek shareholder approval for the authorization of such additional shares. In the event of any suspension under this Section 11(a)(iii), the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at the time such suspension is no longer in effect.

         (e) Section 11(b), (c) and (d) of the Rights Agreement is amended to read as follows:

                  (b) In the case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into Common Stock) less than the current market price of one share of Common Stock on such record date (as determined pursuant to Section 11(d)), the Purchase Price to be in effect after such record date



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         shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase, at such current market price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent. Shares of Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

                  (c) In case the Company shall fix a record date for a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or cash or non-cash assets (other than (i) a regular periodic cash dividend or (ii) a dividend payable in Common Stock, but including any dividend payable in stock other than Common Stock) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the current market price of one share of the Common Stock on such record date (as determined pursuant to Section 11(d)), less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the evidences of indebtedness or cash or non-cash assets so to be distributed on, or of such subscription rights or warrants applicable to, one share of the Common Stock, and the denominator of which shall be such current market price of one share of the Common Stock. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

                  (d) For the purpose of any computation hereunder, the "current market price" of one share of the Common Stock on any date shall be deemed to be the average of the daily closing prices per share of such Common Stock for the 30 consecutive Trading Days (as such



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         term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current market price of one share of the Common Stock is determined during a period following the announcement by the issuer of such Common Stock of (i) a dividend or distribution on such Common Stock payable in shares of such Common Stock or securities convertible into shares of such Common Stock (other than the Rights), or (ii) any subdivision, combination or reclassification of such Common Stock, and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the "current market price" per one share of such Common Stock shall be appropriately adjusted to take into account ex-dividend trading. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or such other system then in use or, if on any such day the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected in good faith by the Board of Directors. If on any such day no market maker is making a market in the Common Stock, the fair value of such shares on such day as determined in good faith by the Board of Directors shall be used in lieu of the closing price for such day. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Business Day. If the Common Stock is not publicly held or not so listed or traded, the "current market price" of one share of such Common Stock shall be deemed to be the fair value per share of such Common Stock as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

         (f) Section 11(m) of the Rights Agreement is amended to read as follows:

                  (m) Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in their sole discretion the Board of Directors shall determine in good faith to be advisable in order that any (i) combination or



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         subdivision of the Common Stock, (ii) issuance wholly for cash of any shares of Common Stock at less than the current market price of one share of the Common Stock, (iii) issuance wholly for cash of securities which by their terms are convertible into or exchangeable for shares of Common Stock, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Common Stock shall not be taxable to such shareholders.

         (g) Section 11(o) of the Rights Agreement is amended to read as follows:

                  (o) The Company shall not, after the Stock Acquisition Date, except as permitted by Section 23 or 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights

         (h) Section 13(e) of the Rights Agreement is amended to read as follows:

                  (e) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a Section 13 Event if such Section 13 Event is consummated with a Person or Persons who acquired Common Stock pursuant to a Permitted Offer (or a wholly owned Subsidiary of any such Person or Persons), (ii) the price per share of Common Stock offered in such Section 13 Event is not less than the price per share of Common Stock paid to all holders of Common Stock whose shares were purchased pursuant to a Permitted Offer and (iii) the form of consideration being offered to the remaining holders of Common Stock pursuant to such Section 13 Event is the same as the form of consideration paid pursuant to such Permitted Offer. Upon consummation of any such transaction contemplated by this Section 13(e), all Rights hereunder shall expire.

         (i) Section 14(a) of the Rights Agreement is amended to read as follows:

                  (a) The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date, or to distribute Right Certificates which evidence fractional Rights. The Company may, in lieu of such fractional Rights, pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this
         Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York



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         Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on theprincipal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such day the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected in good faith by the Board of Directors. If on any such day no market maker is making a market in the Rights, the fair value of the Rights on such day as determined in good faith by the Board of Directors shall be used in lieu of the closing price for such day.

         (j) Section 16 of the Rights Agreement is amended to read as follows:

                  Section 16. Agreement of Right Holders. Every holder of Rights by accepting the Rights consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

                           (a) prior to the Distribution Date, the Rights will
                  be transferable only in connection with the transfer of the Common Stock;

                           (b) on or after the Distribution Date, the Right
                  Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer together with a signature guarantee and such other and further documentation as the Rights Agent may reasonably request; and

                           (c) subject to Sections 6(a) and 7(f), the Company
                  and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

         Notwithstanding anything in this Agreement or the Rights to the contrary, the Company, the Rights Agent and the Board of Directors shall not have any liability to any holder of a Right or other Person as a result of the inability of the Company or the Rights Agent to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental,



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         regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use its best efforts to have any such order, decree or ruling lifted, dissolved or overturned at the earliest possible time.

         (k) Section 23(a) of the Rights Agreement is amended to read as follows:

                  (a) The Board of Directors may, at its option, at any time prior to the earlier of the Close of Business (i) on the Stock Acquisition Date or (ii) on the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (such redemption price being hereinafter referred to as the "Redemption Price"). The Board of Directors and the Company shall not have any liability to any Person as a result of the redemption of Rights pursuant to the terms hereof.

         (l) Section 27 of the Rights Agreement is amended to read as follows:

                  Section 27. Supplements and Amendments. The Company and the Rights Agent shall from time to time, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates (or, prior to the Distribution Date, the associated Common Stock certificates) in order (i) to cure any ambiguity herein, (ii) to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein,
         (iii) to extend the period of redemption provided for in Section 23 or the Final Expiration Date, notwithstanding anything to the contrary provided in clause (v), (iv) prior to the Distribution Date, to otherwise amend or supplement any provision herein in any manner which the Company may deem necessary or desirable to effectuate the purposes of this Agreement or (v) following the Distribution Date, to otherwise amend or supplement any provision herein in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or any Affiliate or Associate thereof); provided, however, that this Agreement may not be supplemented or amended in any way (other than pursuant to clauses (i) and (ii) above) at any time after the occurrence of an Acquisition Event and provided, further, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, a period relating to when the Rights may be redeemed if at the time of such supplement or amendment the Rights are not redeemable. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment unless the Rights Agent shall have determined in good faith that such supplement or amendment would adversely affect its interests under this Agreement. Prior to




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         the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

         (m) Section 30 of the Rights Agreement is amended to read as follows:

                  Section 30. Administration and Interpretation by Directors. The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or the Company or necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to interpret this Agreement and to make all determinations deemed necessary or advisable for the administration of this Agreement. All such acts, interpretations and determinations done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Company, the Rights Agent and the holders of the Rights. Accordingly, the Board of Directors shall not be liable to the holders of the Rights or any other party for any determination made, action taken or action omitted to be taken pursuant to the terms of this Agreement, if such determination, action or omitted action was made or taken or omitted in good faith.

         (n) Section 31 of the Rights Agreement is amended to read as follows:

                  Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (o) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date and year first above written.


                                  DELUXE CORPORATION


                                  By /s/ John H. LeFevre

                                      Its Senior Vice President




                                  NORWEST BANK MINNESOTA,
                                    NATIONAL ASSOCIATION


                                  By /s/ Barbara M. Novak

                                      Its Vice President




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